Exhibit 99.1

Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call
Rick Isaak
Furniture Brands
VP, Controller, Treasurer & Investor
Relations
314-862-7117
or
Farah Soi
ICR
203-682-8200

FURNITURE BRANDS INTERNATIONAL REPORTS
SECOND QUARTER 2013 FINANCIAL RESULTS

St. Louis, August 6, 2013 -- Furniture Brands International (NYSE: FBN) today announced financial results for the second quarter ended June 29, 2013. The Company also announced that in order to address its liquidity challenges and improve business performance it is implementing strategic initiatives to achieve cost reductions, pursuing asset sales and working with its lenders to potentially modify its credit facilities.

•
Net sales for the second quarter of 2013 were $255.0 million, a decline of 4.0% compared to net sales of $265.5 million in the second quarter of 2012. Second quarter 2013 retail sales at the 49 Thomasville company-owned stores totaled $26.4 million compared with sales of $25.6 million at 48 company- owned stores in the prior year period. Second quarter same-store sales at the 44 Thomasville stores that the Company has owned for more than 15 months, were up 4.5% compared to the second quarter of 2012.

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Gross profit for the second quarter of 2013 was $46.6 million and gross margin was 18.3%, compared to $64.0 million in gross profit and 24.1% gross margin in the prior year period. Gross profit for the second quarter of 2013 includes $2.4 million in charges related to product rationalization. Excluding this charge, the decrease in second quarter 2013 gross margin was primarily due to deleveraging of fixed manufacturing costs due to lower sales as well as additional clearance of older inventory and product that is being replaced.

•
Selling, general and administrative expenses for the second quarter of 2013 totaled $63.0 million as compared to $69.4 million in the second quarter of 2012. This decrease was primarily due to lower compensation costs, marketing expenses, and expenses resulting from cost reduction activities, partially offset by higher bad debt expense due to lower bad debt recoveries in the current quarter.

•	The Company had an operating loss of $43.2 million in the second quarter of 2013 as compared to an operating loss of $5.8 million in the prior year period. The operating loss in the second quarter of 2013 includes $29.3 million of charges, which consist of the previously mentioned $2.4 million of product rationalization and $26.9 million of asset impairment charges.

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The $26.9 million asset impairment charges includes $15.7 million related to an impairment of software assets as the Company is narrowing the scope of a planned systems implementation, $10.8 million related to trade name impairments, and $0.4 million of impairment charges related to assets held for sale.

•
Interest expense was $2.5 million as compared to $0.8 million in the prior year period. The increase in interest expense was primarily due to the increased interest rate on higher debt and amortization of debt issuance costs related to the previously announced debt refinancing in September 2012.

•
Net loss for the second quarter of 2013 was $40.8 million, or $5.15 per diluted share, which includes a $25.1 million after-tax charge from the aforementioned items. This compares to a net loss of $6.8 million, or $0.86 per diluted share, in the second quarter of 2012. These loss per share amounts are based on a share count that reflects the 7 for 1 reverse stock split that took place during the second quarter of 2013.

•	The Company ended the quarter with a cash balance of $8.8 million and a debt balance of $117.7 million.

Mr. Ralph Scozzafava, Chairman and CEO stated, “Our financial performance in the second quarter was below our expectations. Continued solid top and bottom line performance of our designer brands and improving sales and order trends at our Thomasville owned retail stores were once again significantly over-shadowed by the challenges we are facing in stabilizing sales and profitability in our wholesale businesses.”

Mr. Scozzafava continued, “As a result of the challenges we continue to face, we are conducting a thorough strategic review of our business and have engaged outside advisors to assist us in this effort. The scope of this effort encompasses achieving further cost reductions, pursuing asset sales and modifying our credit facilities in order to improve our liquidity.”

Upcoming Investor Event
A conference call will be held to discuss second quarter results at 7:30 a.m. (Central Time) on August 6, 2013. Those wishing to participate should call 1-866-953-6856 (domestic calls) or 617-399-3480 (international calls) and reference passcode 42039445. The call can also be accessed in the Upcoming Investor Events section of the company's website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.

For those unable to attend the conference call, it will be available via taped replay through 5:00 p.m. (Central Time) on August 13, 2013. That replay can be accessed by dialing 888-286-8010 (617-801-6888 for international calls) and entering passcode 94415767.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a world leader in designing, manufacturing, sourcing and retailing home furnishings. Furniture Brands markets products through a wide range of channels, including company owned Thomasville retail stores and through interior designers, multi-line/independent retailers and mass merchant stores. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Thomasville, Broyhill, Lane, Drexel Heritage, Henredon, Pearson, Hickory Chair, Lane Venture, Maitland-Smith and LaBarge. To learn more about the company, visit www.furniturebrands.com.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, ” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 29, 2012, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: failure to identify and successfully implement strategic initiatives; changes in economic conditions; loss of market share due to competition; changes in our pension funding obligations; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; inventory write-downs; sales distribution and manufacturing realignments; continued operating losses; loss of or reduction in trade credit; ability to service or refinance our debt;  restrictions in our credit facilities; increased reliance on offshore sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions or dispositions; possible delisting of our common stock; loss of key personnel; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; our inability to secure additional financing to meet our operating and capital needs; our ability to open and operate new retail stores successfully; disruptions of our IT systems; failure to maintain and upgrade our IT systems; and fluctuations in our common stock. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$254,984	$265,474	$509,711	$552,732
Cost of sales	208,336	201,466	411,585	417,282
Gross profit	46,648	64,008	98,126	135,450
Selling, general, and administrative expenses	62,952	69,373	132,086	139,356
Impairment of assets, net of recoveries	26,883	454	28,260	478
Operating loss	(43,187)	(5,819)	(62,220)	(4,384)
Interest expense	2,481	840	4,905	1,590
Other income, net	881	99	993	303
Loss before income tax (benefit) expense	(44,787)	(6,560)	(66,132)	(5,671)
Income tax (benefit) expense	(3,966)	210	(4,108)	720
Net loss	$(40,821)	$(6,770)	$(62,024)	$(6,391)
Net loss per common share:
Basic and diluted	$(5.15)	$(0.86)	$(7.83)	$(0.81)
Weighted average common shares outstanding:
Basic and diluted:	7,929	7,877	7,918	7,870

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 29, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$8,817	$11,869
Receivables, less allowances of $12,975 ($11,615 at December 29, 2012)	109,351	125,739
Inventories, net	226,538	244,333
Prepaid expenses and other current assets	10,021	11,287
Total current assets	354,727	393,228
Property, plant, and equipment, net	96,254	103,403
Trade names	65,339	76,105
Other assets	30,412	45,705
	$546,732	$618,441
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$108,057	$113,590
Accrued expenses	49,847	58,741
Total current liabilities	157,904	172,331

Long-term debt	117,747	105,000
Deferred income taxes	17,866	18,002
Pension liability	208,671	213,295
Other long-term liabilities	47,944	55,015
Shareholders’ (deficit) equity	(3,400)	54,798
	$546,732	$618,441

FURNITURE BRANDS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net loss	$(62,024)	$(6,391)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	7,917	10,166
Compensation expense related to stock option grants and restricted stock awards	837	1,205
Impairment of assets	28,173	478
Other, net	(558)	(336)
Changes in operating assets and liabilities:
Accounts receivable	16,056	(12,620)
Income taxes receivable	333	283
Inventories	17,795	(20,882)
Prepaid expenses and other assets	2,397	(787)
Accounts payable and other accrued expenses	(14,452)	30,490
Deferred income taxes	(83)	544
Long-term liabilities	(7,074)	(5,155)
Net cash used by operating activities	(10,683)	(3,005)
Cash flows from investing activities:
Additions to property, plant, equipment, and software	(7,284)	(3,469)
Proceeds from the disposal of assets	2,348	114
Net cash used in investing activities	(4,936)	(3,355)
Cash flows from financing activities:
Payments of long-term debt	(22,000)	—
Payments of term loan debt	(253)	—
Payments for debt issuance costs	(172)	—
Proceeds from the issuance of long term debt	35,000	—
Other	(8)	43
Net cash provided by financing activities	12,567	43
Net decrease in cash and cash equivalents	(3,052)	(6,317)
Cash and cash equivalents at beginning of period	11,869	25,387
Cash and cash equivalents at end of period	$8,817	$19,070
Supplemental disclosure:
Cash payments (refunds) for income taxes, net	$428	$(163)
Cash payments for interest expense	$4,891	$1,643

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$26,397	$25,578	$8,692	$8,637
Cost of sales	16,437	15,144	6,606	5,667
Gross profit	9,960	10,434	2,086	2,970
Selling, general and administrative expenses — open stores	15,418	14,692	3,871	4,133
Operating loss — open stores (c)	(5,458)	(4,258)	(1,785)	(1,163)
Selling, general and administrative expenses — closed stores (d)	—	—	111	564
Operating loss - retail operations (c)	$(5,458)	$(4,258)	$(1,896)	$(1,727)

Number of open stores and showrooms at end of period	49	48	14	16
Number of closed locations at end of period	—	—	17	21

Same-store-sales (e):
Percentage increase/(decrease)	5%	(7)%	(f)	(f)
Number of stores	44	44

	Thomasville Stores (a)		All Other Retail Locations (b)
	Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$53,302	$53,036	$17,127	$16,670
Cost of sales	32,470	30,810	12,359	10,669
Gross profit	20,832	22,226	4,768	6,001
Selling, general and administrative expenses — open stores	31,434	29,560	7,945	8,055
Operating loss — open stores (c)	(10,602)	(7,334)	(3,177)	(2,054)
Selling, general and administrative expenses — closed stores (d)	—	—	1,397	1,503
Operating loss - retail operations (c)	$(10,602)	$(7,334)	$(4,574)	$(3,557)

Same-store-sales (e):
Percentage increase/(decrease)	1%	(4)%	(f)	(f)
Number of stores	46	44

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”).

c)	Operating loss does not include our wholesale profit on the above retail net sales.

d)	Selling, general and administrative expenses — closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

e)
The Thomasville same-store sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months, including any stores that had been opened for at least 15 months but were closed during the period.

f)
Same-store-sales information is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands, including four Drexel Heritage stores, one Henredon store, one Broyhill store, and eight designer showrooms at June 29, 2013; and other than designer showrooms, it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.